Filed pursuant to Rule 424(b)(3)

Registration No. 333-166990

Prospectus Supplement No. 1

Dated March 20, 2012

To Prospectus Dated June 30, 2011

OCZ Technology Group, Inc.

5,218,395 Shares of Common Stock

2,910,641 Shares of Common Stock

issuable upon the exercise of outstanding Warrants

This prospectus supplement supplements the prospectus dated June 30, 2011 of OCZ Technology Group, Inc., which is part of a registration statement on Form S-1 (File No. 333-166990) filed with the Securities and Exchange Commission relating to the public offering and sale of securities by the selling stockholders as described therein.  This prospectus supplement should be read in conjunction with the prospectus, as supplemented to date, and this prospectus supplement is qualified by reference to the prospectus, as supplemented to date, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the prospectus.

This prospectus supplement is provided solely to update the selling stockholder table in the prospectus to reflect transfers of warrants to purchase shares of our common stock from OTA LLC to new warrant holders.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus dated June 30, 2011 with respect to the securities described above, including any amendments or supplements thereto.

Investing in our common stock is highly speculative and involves a high degree of risk.  You should consider carefully the risks and uncertainties in the section entitled “Risk Factors” beginning on page 6 of the prospectus.

Neither The Securities And Exchange Commission Nor Any State Securities Commission Has Approved Or Disapproved Of These Securities Or Passed Upon The Adequacy Or Accuracy Of This Prospectus. Any Representation To The Contrary Is A Criminal Offense.

The date of this prospectus supplement is March 20, 2012.

Selling Stockholders

The following information is provided to update the selling stockholder table in the prospectus to reflect a transfer of warrants to purchase up to an aggregate of 300,000 shares of our common stock by OTA LLC (“OTA”) to five new warrant holders. Specifically, on February 9, 2012, OTA transferred warrants to purchase: (i) 188,200 shares of our common stock to Lagunitas Partners LP; (ii) 72,000 shares of our common stock to Jon D. & Linda W. Gruber Trust; (iii) 19,200 shares of our common stock to Donaghy Sales Inc.; (iv) 11,100 shares of our common stock to J. Patterson McBaine; and (v) 9,500 shares of our common stock to Gruber Family Foundation. Accordingly, the selling stockholder table has been updated to reduce the number of shares beneficially owned by OTA by 300,000, and to add information regarding the new selling stockholders who acquired the warrants transferred by OTA.

	Shares of Common Stock Beneficially Owned Prior to this Offering			Shares of Common Stock Beneficially Owned After this Offering †
Name and Address of Holder	Number of Shares Owned Prior to this Offering	% of Outstanding Shares (1)	Number of Offered Shares	Number of Shares Beneficially Owned after the Offering	% of Outstanding Shares

OTA LLC (49) One Manhattanville Road Purchase, NY 10573	358,335 (50)	*	358,335	-	-

Lagunitas Partners L.P. (53) 50 Osgood Place San Francisco, CA 94133	188,200	*	188,200	-	-

Jon D. & Linda W. Gruber Trust (54) 50 Osgood Place San Francisco, CA 94133	72,000	*	72,000	-	-

Donaghy Sales Inc. (55) 50 Osgood Place San Francisco, CA 94133	19,200	*	19,200	-	-

J. Patterson McBaine (56) 50 Osgood Place San Francisco, CA 94133	11,100	*	11,100	-	-

Gruber Family Foundation (57) 50 Osgood Place San Francisco, CA 94133	9,500	*	9,500	-	-

*	Less than 1% of our common stock issued and outstanding.

†	We do not know when or in what amounts the selling stockholders will offer shares for sale, if at all. The selling stockholders may sell any or all of the shares included in and offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, we cannot estimate the number of shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that after completion of the offering all of the securities registered will be sold by the selling stockholders.

(1)	Based on 51,500,467 shares of common stock outstanding as of June 15, 2011.

(49)	OTA is an SEC registered broker-dealer. Mr. Ira M. Leventhal, as Senior Managing Director of OTA, has voting and dispositive power over these shares.

(50)	Consists of 358,335 shares of common stock issuable upon the exercise of outstanding warrants.

(53)	Consists of 188,200 shares of common stock issuable upon the exercise of outstanding warrants. Gruber & McBaine Capital Management, LLC (“GMCM”) is the general partner of Lagunitas Partners, L.P., and Jon D. Gruber and J. Patterson McBaine are the managing members of GMCM. As such, Jon D. Gruber and J. Patterson McBaine exercise shared voting and dispositive power with respect to these shares. Each of GMCM, Jon D. Gruber and J. Patterson McBaine disclaims beneficial ownership of these securities except to the extent of his or its pecuniary interest therein.

(54)	Consists of 72,000 shares of common stock issuable upon the exercise of outstanding warrants. Jon D. Gruber, as Trustee of the Jon D. and Linda W. Gruber Trust, has sole voting and dispositive power with respect to these shares.

(55)	Consists of 19,200 shares of common stock issuable upon the exercise of outstanding warrants. GMCM has full discretion to act with respect to these shares, and Jon D. Gruber and J. Patterson McBaine are the managing members of GMCM. As such, Jon D. Gruber and J. Patterson McBaine exercise shared voting and dispositive power with respect to these shares. Each of GMCM, Jon D. Gruber and J. Patterson McBaine disclaims beneficial ownership of these securities.

(56)	Consists of 11,100 shares of common stock issuable upon the exercise of outstanding warrants.

(57)	Consists of 9,500 shares of common stock issuable upon the exercise of outstanding warrants. Jon D. Gruber, as Director of the Gruber Family Foundation, has sole voting and dispositive power with respect to these shares.